Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

First State Posts Record Quarterly Earnings Per Share,

Up 44% From Prior Year

Albuquerque, NM—October 24, 2005— First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced record earnings for the third quarter of 2005 of $6.1 million or $0.39 per diluted share, compared to $4.1 million or $0.27 per diluted share for the third quarter of 2004, an increase of 44%. For the nine months ended September 30, 2005, net income was $15.3 million or $0.98 per diluted share compared to $11.0 million or $0.71 per diluted share for the nine months ended September 30, 2004, an increase of 38%.

“We are extremely pleased with our bottom line profit for this quarter,” stated Michael R. Stanford, President and Chief Executive Officer. “The combination of solid growth in the past year and an increase in short term interest rates has boosted our net income to record levels. The steady increases in our non-interest bearing demand deposits over this past year reflect the efforts of our commercial bankers in taking market share in this very important segment of the market,” continued Stanford.

At September 30, 2005, total assets increased $256 million, loans increased $194 million, investment securities increased $25 million, and deposits increased $104 million over September 30, 2004. First State’s total assets increased 15% from $1.763 billion at September 30, 2004, to $2.020 billion at September 30, 2005. Loans increased 15% from $1.304 billion at September 30, 2004, to $1.498 billion at September 30, 2005. Investment securities increased 9% from $290 million at September 30, 2004, to $315 million at September 30, 2005. Total deposits grew 8% from $1.369 billion at September 30, 2004, to $1.473 billion at September 30, 2005. Non-interest bearing deposits grew to $381 million at September 30, 2005, from $298 million at September 30, 2004, while interest bearing deposits grew to $1.091 billion at September 30, 2005 from $1.071 billion at September 30, 2004.

Net interest income was $21.9 million for the third quarter of 2005 compared to $17.5 million for the same quarter of 2004. For the nine months ended September 30, 2005 and 2004, net interest income was $61.8 million and $50.7 million, respectively. First State’s net interest margin was 4.69% and 4.45% for the third quarters of 2005 and 2004, respectively. The net interest margin was 4.64% and 4.44% for the nine months ended September 30, 2005 and 2004, respectively. The increase in net interest margin is due primarily to rate increases made by the Federal Reserve Bank over the last twelve months and First State’s asset sensitive position.

First State’s provision for loan losses was $675,000 for the third quarter of 2005 compared to $1.2 million for the same quarter of 2004. First State’s allowance for loan losses was 1.17% and 1.16% of total loans held for investment at September 30, 2005, and September 30, 2004, respectively. The provision for loan losses for the nine months ended September 30, 2005 was $3.5 million, equal to what it was for the nine months ended September 30, 2004. The ratio of allowance for loan losses to non-performing loans was 315% at September 30, 2005 compared to 200% at September 30, 2004. Non-performing assets equaled 0.32% of total assets at September 30, 2005 compared to 0.53% at September 30, 2004.

FSNM – Third Quarter Results

October 24, 2005

Page Two

“Our asset quality was stable for the quarter and remains much improved from year ago levels,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Our loan delinquency rates remain at very low levels, and our potential problem loans are less than they were at this same time in 2004,” continued Dee.

Non-interest income for the third quarter of 2005 was $4.7 million, compared to $3.8 million for the third quarter of 2004, an increase of 24%. Non-interest income for the nine months ended September 30, 2005 was $12.1 million, compared to $10.8 million for the nine months ended September 30, 2004. The gain on sales of mortgage loans increased $789,000 compared to the third quarter of 2004 and $1.8 million compared to the first nine months of 2004. Service charges on deposit accounts increased $394,000 over the third quarter of 2004 and $846,000 over the first nine months of 2004. Credit and debit card transaction fees decreased approximately $695,000 from the third quarter of 2004, and approximately $1.8 million from the first nine months of 2004. This decrease is directly related to the sale of the merchant card portfolio in the third quarter of 2004. Non-interest income for the first nine months of 2005 includes the loss on sale of securities of $179,000 as First State repositioned a portion of the investment securities portfolio, compared to the gains of $315,000 in the first nine months of 2004. In addition, non-interest income for the first nine months of 2005 includes a gain on sale of SBA loans of $206,000 during the third quarter of 2005.

Non-interest expenses were $16.4 million and $13.9 million for the quarters ended September 30, 2005 and 2004, respectively and represent an increase of $2.5 million or 18%. Salaries and employee benefits increased $2.0 million, occupancy increased $132,000, equipment-related expenses increased $110,000, and other non-interest expenses increased $436,000 over the third quarter of 2004. First State’s efficiency ratio was 61.75% and 65.11% for the third quarter of 2005 and 2004, respectively. The efficiency ratio was 62.93% and 66.50% for the nine months ended September 30, 2005 and 2004, respectively. Non-interest expenses for the nine months ended September 30, 2005 were $46.5 million compared to $40.9 million for the nine months ended September 30, 2004. Salaries and employee benefits increased $6.0 million, occupancy increased $276,000, data processing increased $340,000, and equipment related expenses increased $192,000 over the first nine months of 2004. Credit and debit card interchange expenses decreased by $571,000 from the third quarter of 2004 and $1.5 million from the first nine months of 2004 due to the sale of the merchant card portfolio.

During the third quarter of 2005, First State announced the signing of two separate definitive agreements. First State announced it will acquire Access Anytime Bancorp, Inc. (“Access”) (Nasdaq SmallCap: AABC) and its wholly owned subsidiary, AccessBank. First State also announced it will acquire New Mexico Financial Corporation (“NMFC”) and its wholly owned subsidiary, Ranchers Banks. Each transaction is subject to regulatory approval and approval by the respective shareholders of Access or NMFC and expected to close in the fourth quarter of 2005.

In conjunction with its third quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, October 24, 2005 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning October 24, 2005 through November 2, 2005 at www.fsbnm.com, Investor Relations.

On Friday, October 21, 2005, First State’s Board of Directors declared a quarterly dividend of $0.07 per share. The dividend will be payable December 7, 2005 to shareholders of record on November 9, 2005.

First State Bancorporation, (NASDAQ:FSNM), is a New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, and Utah through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah. In addition, the residential mortgage origination division operates in all three states as First Community Mortgage. On Friday, October 21, 2005, First State’s stock closed at $21.60 per share.

FSNM - Third Quarter Results

October 24, 2005

Page Three

SELECTED FINANCIAL INFORMATION

(Dollars in thousands except share and per share amounts)

(unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
INCOME STATEMENT HIGHLIGHTS
Interest income	$31,829	$23,522	$88,065	$68,086
Interest expense	9,963	5,993	26,313	17,393

Net interest income	21,866	17,529	61,752	50,693
Provision for loan losses	(675)	(1,190)	(3,475)	(3,460)

Net interest income after provision for loan losses	21,191	16,339	58,277	47,233
Non-interest income	4,724	3,819	12,128	10,800
Non-interest expense	16,418	13,900	46,494	40,891

Income before income taxes	9,497	6,258	23,911	17,142
Income tax expense	3,436	2,139	8,614	6,128

Net income	$6,061	$4,119	$15,297	$11,014

Basic earnings per share	$0.39	$0.27	$0.99	$0.72
Diluted earnings per share	$0.39	$0.27	$0.98	$0.71
Weighted average basic shares outstanding	15,397,206	15,330,056	15,384,812	15,301,434
Weighted average diluted shares outstanding	15,739,605	15,435,734	15,647,958	15,424,098

	September 30, 2005	December 31, 2004	September 30, 2004
BALANCE SHEET HIGHLIGHTS
Total assets	$2,019,700	$1,815,510	$1,763,233
Loans receivable, net	1,497,645	1,362,464	1,303,707
Investment securities	315,325	290,925	289,934
Deposits	1,472,634	1,401,303	1,368,530
Borrowings	308,789	192,513	177,017
Shareholders’ equity	$155,915	$144,309	$141,842
Book value per share	$10.14	$9.42	$9.27
Tangible book value per share	$7.29	$6.55	$6.40

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
FINANCIAL RATIOS:
Return on average assets	1.20%	0.95%	1.05%	0.88%
Return on average equity	15.55%	11.71%	13.59%	10.71%
Efficiency ratio	61.75%	65.11%	62.93%	66.50%
Operating expenses to average assets	3.24%	3.21%	3.20%	3.26%
Net interest margin	4.69%	4.45%	4.64%	4.44%
Average equity to average assets	7.70%	8.13%	7.76%	8.20%
Leverage ratio	8.23%	8.03%	8.23%	8.03%
Total risk based capital ratio	10.60%	10.65%	10.60%	10.65%

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NON-INTEREST INCOME:
Service charges on deposit accounts	$1,512	$1,118	$4,149	$3,303
Other banking service fees	205	203	592	582
Credit and debit card transaction fees	584	1,279	1,609	3,436
Gain on sale or call of investment securities	(92)	79	(179)	315
Gain on sale of mortgage loans	1,523	734	3,626	1,829
Check imprint income	141	144	425	423
Other	851	262	1,906	912

	$4,724	$3,819	$12,128	$10,800

FSNM - Third Quarter Results

October 24, 2005

Page Four

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NON-INTEREST EXPENSE:
Salaries and employee benefits	$8,384	$6,432	$23,815	$17,773
Occupancy	2,084	1,952	6,011	5,735
Data processing	886	767	2,504	2,164
Credit and debit card interchange	—	571	—	1,499
Equipment	1,197	1,087	3,386	3,194
Legal, accounting, and consulting	299	316	1,107	955
Marketing	754	534	1,928	1,742
Telephone	282	277	863	901
Supplies	208	201	626	614
Delivery	225	186	665	689
Other real estate owned	102	42	236	299
FDIC insurance premiums	46	46	144	135
Check imprint expense	163	137	481	409
Amortization of intangibles	27	27	81	83
Loss on sale of loans	—	—	—	435
Other	1,761	1,325	4,647	4,264

	$16,418	$13,900	$46,494	$40,891

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
AVERAGE BALANCES:
Total assets	$2,009,435	$1,720,939	$1,939,779	$1,674,238
Earning assets	1,850,052	1,567,389	1,780,991	1,526,524
Loans	1,516,898	1,285,374	1,462,594	1,264,397
Investment securities	316,443	275,349	307,412	255,778
Total deposits	1,444,793	1,334,229	1,429,744	1,270,557
Non-interest-bearing deposits	358,945	291,105	336,175	269,226
Interest-bearing liabilities	1,488,124	1,284,266	1,445,632	1,263,029
Equity	154,665	139,907	150,496	137,369

	September 30, 2005		December 31, 2004		September 30, 2004
LOANS:
Commercial	$186,506	12.3%	$174,293	12.6%	$160,602	12.2%
Real estate - commercial	735,054	48.6%	687,213	49.9%	633,262	48.0%
Real estate – one- to four-family	186,410	12.3%	198,420	14.4%	204,610	15.5%
Real estate - construction	357,454	23.6%	270,303	19.6%	277,777	21.1%
Consumer and other	27,698	1.8%	28,601	2.1%	29,148	2.2%
Mortgage loans available for sale	21,936	1.4%	18,965	1.4%	13,419	1.0%

Total	$1,515,058	100.0%	$1,377,795	100.0%	$1,318,818	100.0%

	September 30, 2005		December 31, 2004		September 30, 2004
DEPOSITS:
Non-interest bearing	$381,203	25.8%	$317,729	22.7%	$297,868	21.8%
Interest-bearing demand	266,559	18.1%	254,140	18.0%	239,777	17.4%
Money market savings accounts	190,752	13.0%	216,769	15.5%	229,745	16.8%
Regular savings	74,685	5.1%	68,671	4.9%	68,119	5.0%
Certificates of deposit less than $100,000	242,845	16.5%	223,893	16.0%	227,024	16.6%
Certificates of deposit greater than $100,000	316,590	21.5%	320,101	22.9%	305,997	22.4%

Total	$1,472,634	100.0%	$1,401,303	100.0%	$1,368,530	100.0%

FSNM - Third Quarter Results

October 24, 2005

Page Five

	Nine Months Ended September 30, 2005	Year Ended December 31, 2004	Nine Months Ended September 30, 2004
ALLOWANCE FOR LOAN LOSSES:
Balance beginning of period	$15,331	$14,121	$14,121
Provision for loan losses	3,475	4,500	3,460
Net charge-offs	(1,393)	(3,290)	(2,470)

Balance end of period	$17,413	$15,331	$15,111

Allowance for loan losses to total loans held for investment	1.17%	1.13%	1.16%
Allowance for loan losses to non-performing loans	315%	192%	200%

	September 30, 2005	December 31, 2004	September 30, 2004
NON-PERFORMING ASSETS:
Accruing loans – 90 days past due	$—	$4	$9
Non-accrual loans	5,529	7,969	7,534

Total non-performing loans	5,529	7,973	7,543
Other real estate owned	998	1,255	1,756

Total non-performing assets	$6,527	$9,228	$9,299

Potential problem loans	$19,901	$22,174	$22,199
Total non-performing assets to total assets	0.32%	0.51%	0.53%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.